EXHIBT 19.1

WILLDAN GROUP, INC.

INSIDER TRADING POLICY

2019

I.PURPOSE

Federal and state securities laws prohibit any member of the Board of Directors (the “Board”) of Willdan Group, Inc. and its subsidiaries (collectively, the “Company”), their officers and employees and certain “outsiders” of the Company (a) from purchasing or selling Company securities on the basis of Material Nonpublic Information (as defined below) concerning the Company, and (b) from disclosing Material Nonpublic Information to others who might trade on the basis of that information.  The Company hereby amends and restates its 2008 Insider Trading Policy by adopting this 2019 Insider Trading Policy (the “Policy”) to provide guidelines to employees, officers, directors and certain outsiders of the Company with respect to transactions involving the Company’s securities.

The Company has adopted this policy to promote compliance with federal and state insider trading laws and to protect the Company and its directors, officers and employees (including employees and officers of subsidiaries of the Company) from the serious liabilities and penalties that can result from trading in Company securities in violation of these laws.  You, however, are responsible for ensuring that you do not violate federal or state insider trading laws or this policy.

II.SCOPE
A.Persons Covered By this Policy
1.Insiders.  This Policy covers all directors, officers and employees of the Company, their family members and Related Parties, and any outsiders, such as contractors or consultants whom the Company’s Chief Financial Officer (the “Chief Financial Officer”) may designate as Insiders because they have access to Material Nonpublic Information (as defined in Section III below) concerning the Company (collectively referred to as “Insiders”).  For the purposes of this Policy, “family member” shall mean any person having a blood, marital or legal relationship, including each such person’s spouse, children and grandchildren (including adopted children and grandchildren), stepchildren, parents, stepparents, grandparents,  siblings (including half brothers and sisters), fathers-in-law, mothers-in-law, daughters-in-law, sons-in-law, uncles, aunts, nieces, nephews, brothers-in-law or sisters-in-law living in such person’s household.  This Policy also applies to all corporations, partnerships or other entities owned, controlled or managed by any Insider and any trust for which an Insider is the trustee or has a beneficial pecuniary interest (each, a “Related Party”).  Directors, officers, employees and other persons designated as subject to this Policy are responsible for ensuring compliance by their family members and Related Parties.
2.Section 16 Individuals.  The Company has designated those persons listed on Exhibit A (the “Section 16 Individuals”) as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934,

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as amended (the “Exchange Act”) and the rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 16 of the Exchange Act.  The Company will amend Exhibit A from time to time as necessary to reflect the addition to or departure of the named individuals.
3.Designated Employees.  The Company has designated those persons listed on Exhibit B as “Designated Employees,” who, because of their position with the Company or their access to Material Nonpublic Information, must obtain the prior approval of all trades in Company securities from the Compliance Committee (as defined below) in accordance with Section V.B below.  The Company will amend Exhibit B from time to time as necessary to reflect the addition to or departure of the named individuals.
4.Designated Consultants.  The Company has designated those persons listed on Exhibit C attached hereto as “Designated Consultants,” who, because of their relationship with the Company or their access to Material Nonpublic Information, must obtain the prior approval of all trades in Company securities from the Compliance Committee in accordance with Section V.B below.  The Company will amend Exhibit C from time to time as necessary to reflect the addition to or departure of the named individuals.
B.Companies Covered by this Policy

The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities.  It includes trading in the securities of other firms, such as customers or suppliers of the Company, and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale.  Insiders should treat Material Nonpublic Information about these firms with the same care required with respect to information related directly to the Company.

C.Transactions Covered by this Policy

This Policy applies to any and all transactions in the Company’s securities, including its common stock and options to purchase common stock, and any other type of equity securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.  For purposes of this Policy, “trade in” or “trading in” securities includes:

●	all open market purchases or sales of Company common stock and any other class of securities of the Company;
●	the sale of Company common stock acquired upon the vesting of equity-based awards or the exercise of stock options, including by way of broker-assisted cashless exercise; and
●	purchases and sales of derivative securities or any interest or position relating to the future price of Company securities, such as put options, call options and short or forward sales.

Trading includes certain transactions under Company plans but does not include certain other transactions, as set forth below:

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1.Stock Option Exercises and Vesting of Equity-Based Awards.  The trading restrictions in this Policy generally do not apply to (a) the grant or assumption of an “equity award” (as defined below) by the Company; (b) the vesting of an equity award that has been granted or assumed by the Company; (c) the payment of stock units by the Company in accordance with the terms of the applicable award; (d) the withholding by the Company or one of its subsidiaries of securities to satisfy tax and other withholding obligations arising in connection with the vesting, payment or other applicable withholding event with respect to an equity award pursuant to the established terms of the award or as approved by the Board or the Compensation Committee of the Board; and (e) the exercise of an in-the-money stock option that has been granted or assumed by the Company if the exercise price and applicable withholding obligations are paid in cash or if there is a “net exercise” (as defined below) that has been specifically approved by the Board or the Compensation Committee of the Board.  For purposes of this paragraph, a “net exercise” is the use of the shares underlying a stock option to pay the exercise price and/or withholding obligations arising in connection with an exercise of the option.  For purposes of this paragraph, “equity awards” include, without limitation, stock options, stock appreciation rights, restricted stock, stock units, and stock bonuses.
2. Employee Stock Purchase Plan.  The trading restrictions in this Policy generally do not apply to purchases of Company stock in the employee stock purchase plan resulting from the Insider’s periodic payroll contributions to the plan under an election the Insider made at the time of enrollment in the plan.  The trading restrictions do, however, apply to the Insider’s sales of Company stock purchased under the Plan.
3. 401(k) Plan.  The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., pension, employee stock purchase or 401(k) plans) which are used to purchase Company securities pursuant to the employees’ advance instructions.  However, no officers or employees may alter their instructions regarding the purchase or sale of Company securities in such plans while in the possession of Material Nonpublic Information.
4.Gifts.Bona fide gifts of securities also are not transactions subject to this Policy, unless the Insider making the gift has reason to believe that the recipient intends to sell the Company’s securities while the Insider is aware of Material Nonpublic Information, provided, however, that, if the Designated Insider (as defined below) is subject to a “Blackout Period” as specified below at the time the gift is made, the Designated Insider should obtain pre-clearance in accordance with the pre-clearance process in Section V below.
III.Definition of Material Nonpublic Information
A.“Material” Information

Information about the Company is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell Company securities.  Any information that could reasonably be expected to affect the price of the security is material.  Here are some common examples of material information, although this is by no means an exhaustive list:

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1.Unpublished financial results.
2.Company projections of future earnings or losses and strategic plans.
3.	Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
4.Significant actions by regulatory authorities.
5.New major contracts or the loss of such contracts.
6.	New strategic partners, suppliers, customers or financing sources, or the loss thereof.
7.Significant pricing changes.
8.	Stock splits, public or private securities/debt offerings or changes in Company dividend policies or amounts.
9.Significant changes in senior management.
10.Significant labor disputes or negotiations.
11.Actual or threatened major litigation or the resolution of such litigation.
12.Impending bankruptcy or financial liquidity problems.
13.	A change in auditors or notification that the Company may no longer rely on an auditor’s audit report.
14.	Material compliance by the Company with a rule or standard for continued listing of the Company’s common stock on The NADSAQ Stock Market LLC (“NASDAQ”).
B.“Nonpublic” Information

Nonpublic information is information that is not generally known or available to the general public.  For information to be considered public, it must be widely disseminated in a manner making it generally available to investors through media like The Wall Street Journal and Dow Jones or through a public disclosure document filed with the SEC and available on the SEC’s website.  For purposes of this Policy, information is considered nonpublic until the closing of the second full Trading Day after the information is released.  For example, if the Company makes an announcement before the commencement of trading on a Monday, the information will be considered public starting on Wednesday of that week—because two full Trading Days (Monday and Tuesday) would have elapsed by that time.  (“Trading Day” means a day on which national stock exchanges, including the NASDAQ, are open for trading.)  Depending on particular circumstances, the Company may determine that a longer period should apply to the release of specific Material Nonpublic Information.

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C.Consult the Chief Financial Officer for Guidance

Any Insider who is unsure whether information he or she possesses is material or nonpublic must consult the Chief Financial Officer for guidance before trading in any Company securities.

D.Insider Trading Compliance Committee

The Company has established an Insider Trading Compliance Committee (the “Compliance Committee”), consisting of the Chairman of the Audit Committee, the Chairman of the Nominating and Corporate Governance Committee, the Chief Financial Officer and the Senior Vice President, Corporate Development.  The duties of the Compliance Committee (in cooperation with the Chief Financial Officer) will include the following:

1.	Administering this Policy and enforcing compliance with all Policy provisions;
2.Responding to all inquiries relating to this Policy and its procedures;
3.	Revising the Policy as needed to reflect changes in federal and state insider trading laws; and
4.	Fulfilling other responsibilities described herein as the responsibility of the Compliance Committee.
IV.TRADING RESTRICTIONS UNDER THIS POLICY
A.Prohibited Transactions for Insiders

In addition to the restrictions set forth elsewhere in this Policy, the following restrictions apply to Insiders:

1.No Insider may trade in Company securities while possessing Material Nonpublic Information concerning the Company.
2.No Insider may trade in Company securities in the two full Trading Days following publication of earnings releases and other material announcements.
3.No Insider may give trading advice of any kind about the Company to anyone while possessing Material Nonpublic Information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this Policy.  The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess Material Nonpublic Information about the Company.
4.No Insider may “tip” or disclose Material Nonpublic Information concerning the Company to any outside person (including family members, Related Parties, analysts, individual investors and members of the investment community and news media).  In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to

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agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement.  All inquiries from outsiders regarding Material Nonpublic Information about the Company must be forwarded to the Chief Financial Officer.
5.No Insider may (i) trade in the securities of any other public company while possessing Material Nonpublic Information concerning that company, (ii) “tip” or disclose Material Nonpublic Information concerning any other public company to anyone, or (iii) give trading advice of any kind to anyone concerning any other public company while possessing Material Nonpublic Information about that company.
6.The following additional restrictions apply to any trading in Company securities by Insiders:
●	Short Sales. Short sales of the Company’s securities (generally, the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company’s prospects. Additionally, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, Insiders are prohibited from engaging in short sales of Company securities, which are illegal for officers and directors pursuant to Section 16(c) of the Exchange Act.
●	Publicly Traded Options. Trading in “puts” and “calls” (publicly traded options to buy or sell stock) or other derivative securities may create the appearance that an Insider is trading based on Material Nonpublic Information and focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Therefore, Insiders are prohibited from engaging in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, even when they are not aware of Material Nonpublic Information at the time of the transaction.
●	Hedging Transactions. Certain forms of hedging or monetization transactions (such as prepaid variable forward sale contracts, collars, equity swaps, or exchange funds) are complex transactions that are designed to hedge or offset any decrease in the market value of Company securities without the full risks and rewards of ownership. When that occurs, an Insider entering into such transactions may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders are prohibited from engaging in such transactions even if they are not aware of Material Nonpublic Information at the time of the transaction.
●	Margin Accounts and Pledged Securities. Securities held by an Insider in a margin account for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or

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foreclosure sale could occur at a time when the Insider is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from margining the Company securities in a margin account or pledging Company securities as collateral for a loan.
B.Additional Prohibited Transactions for Section 16 Individuals, Designated Employees and Designated Consultants: Trading Windows and Blackout Periods
1.The Trading Windows.  Subject to the provisions set forth below, Section 16 Individuals, Designated Employees, Designated Consultants and those other employees identified by the Company from time to time and who have been notified that they have been so identified (collectively, “Designated Insiders”), their family members and Related Parties may trade in Company securities only during the period beginning at the close of trading on the second full Trading Day following the Company’s widespread public release of quarterly or year-end earnings and ending at the close of trading on the day ending two weeks prior to the end of the fiscal quarter.
2.No Trading During Trading Windows While in the Possession of Material Nonpublic Information.  Designated Insiders, their family members and Related Parties possessing Material Nonpublic Information concerning the Company may not trade in Company securities even during applicable trading windows, whether or not the Company has recommended a suspension of trading to that person.  Persons possessing such information may trade during a trading window only after the close of trading on the second full Trading Day following the Company’s widespread public release of the information.
3.No Trading During Blackout Periods.  Designated Insiders, their family members and Related Parties may not trade in Company securities outside of the applicable trading windows or during any special “blackout periods” that the Chief Financial Officer may designate from time to time because of developments known to the Company and not yet disclosed to the public.  No Designated Insider may disclose to any outside third party that a special “blackout period” has been designated.
C.Exception for Approved 10b5-1 Plans

Trades by Insiders in the Company’s securities that are executed pursuant to a 10b5-1 plan that has been approved in advance by the Chief Financial Officer are not subject to the prohibition on trading on the basis of Material Nonpublic Information contained in this Policy or the pre-clearance procedure set forth in Section V below.  In the event that the Chief Financial Officer desires to trade in Company securities pursuant to a 10b5-1 plan, pre-approval of such plan by the other members of the Compliance Committee, and either the Chairman of the Audit Committee or the Chairman of the Nominating and Corporate Governance Committee is required.  Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under the federal securities law for trading plans that meet certain requirements.  In general, an Insider must enter into a 10b5-1 plan before he or she is aware of Material Nonpublic Information.  Once the plan is adopted, the Insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.  The plan must either specify

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(including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

V.	ADDITIONAL RESTRICTIONS ON Trades by Section 16 Individuals, DESIGNATED Employees and DESIGNATED CONSULTANTS
A.No Trading by Section 16 Individuals, Designated Employees or Designated Consultants without Pre-Clearance

No Designated Insider may trade, including during an applicable trading window, in Company equity securities unless the trade(s) have been approved by the Chief Financial Officer or any other person designated by the Chief Financial Officer, in accordance with the procedures set forth below.  Designated Insiders who wish to sell Company securities in order to diversify their investment portfolio are encouraged to sell their securities pursuant to a predetermined written plan in accordance with Section IV.C of this Policy, adopted prior to each fiscal or calendar year, which is approved by the Chief Financial Officer, specifies the dates and amounts of securities to be sold, and generally cannot be modified during the year.  To the extent possible, Designated Insiders should retain all records and documents that support their reasons for making each trade.

B.Pre-Clearance of Section 16 Individual, Designated Employee and Designated Consultant Trades

No Designated Insider may trade in Company securities until:

1.The person trading has notified the Chief Financial Officer or the Chief Financial Officer’s designee, in writing at least two business days in advance of the proposed transaction of the amount and nature of the proposed trade(s);
2.The person trading has certified to the Chief Financial Officer or the Chief Financial Officer’s designee in writing no earlier than two business days prior to the proposed trade(s) that (i) he or she is not in possession of Material Nonpublic Information concerning the Company and (ii) to the best of such person’s knowledge, the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act and, if relied upon, Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”); and
3.The Compliance Committee has approved the trade(s), and the Chief Financial Officer has certified the Committee’s approval in writing.

In the event that the Chief Financial Officer desires to trade in Company securities and obtain written clearance of the proposed transaction, the Chief Financial Officer should notify the other members of the Compliance Committee, and the other members of the Compliance Committee must certify their approval in writing.

The Designated Insider must complete the proposed trade within two business days after the approval is granted.

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C.No Obligation to Approve Trades

The existence of the foregoing approval procedure does not in any way obligate the Chief Financial Officer or Compliance Committee to approve any trades requested by Designated Insiders.  The Chief Financial Officer or Compliance Committee may reject any trading requests in their sole reasonable discretion.  If a Designated Insider seeks pre-clearance and permission to engage in the trade is denied, then such Designated Insider should refrain from initiating any trade in Company securities and should not inform any other person of the restrictions.

VI.Hardship Trades
A.Authorization of Certain Trades Based on Financial or Other Hardship

The Chief Financial Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after:

1.The person trading has notified the Chief Financial Officer in writing at least two business days in advance of the proposed transaction of the circumstances of the hardship and the amount and nature of the proposed trade(s);
2.The person trading has certified to the Chief Financial Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of Material Nonpublic Information concerning the Company; and
3.The Compliance Committee has approved the trade(s), and the Chief Financial Officer has certified the Committee approval in writing.  Only the Chief Financial Officer’s approval is necessary for hardship trades by Insiders who are not Designated Insiders.

In the event that the Chief Financial Officer desires to request authorization due to a hardship, the Chief Financial Officer should notify the other members of the Compliance Committee, and the other members of the Compliance Committee must certify their approval in writing.

B.No Obligation to Approve Trades

The existence of the foregoing approval procedure does not in any way obligate the Chief Financial Officer or Compliance Committee to approve any trades requested by hardship applicants.  The Chief Financial Officer or Compliance Committee may reject any trading requests in their sole reasonable discretion.  If a Designated Insider seeks authorization due to a hardship and permission is denied, then such Designated Insider should refrain from initiating any trade in Company securities and should not inform any other person of the restrictions.

VII.Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject

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to Rule 144 under the Securities Act.  Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Chief Financial Officer.

VIII.POLICY CONTINUES TO APPLY AFTER TERMINATION

This Policy continues to apply to the Insider’s transactions in Company securities even after an Insider has terminated employment with the Company.  If an Insider is in possession of Material Nonpublic Information when employment terminates, the Insider may not trade in Company securities until that information has become public or is no longer material.

IX.POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
A.Civil and Criminal Penalties
1.Civil and Criminal Penalties.  Potential penalties for insider trading violations include (i) imprisonment for up to 20 years, (ii) criminal fines of up to $5 million for individuals and $25 million for business entities, and (iii) civil fines of up to three times the profit gained or loss avoided.
2.Controlling Person Liability.  If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million.  The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
3.Company Sanctions.  Failure to comply with this Policy may result in Company-imposed sanctions to the Insider, including dismissal for cause, or termination of other relationships with the Company, whether or not the Insider’s failure to comply with this Policy results in a violation of law.
B.Reporting of Violations

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Chief Financial Officer.  Upon learning of any such violation, the Chief Financial Officer, in consultation with other Compliance Committee members and the Company’s legal counsel, will determine whether the Company should release any Material Nonpublic Information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

X.INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Chief Financial Officer.

EXHIBT 19.1

WILLDAN GROUP, INC.

RECEIPT AND ACKNOWLEDGMENT

I, _________________________________, hereby acknowledge that I have received and read a copy of the “Willdan Group, Inc. Insider Trading Policy” and agree to comply with its terms.  I understand that violations of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled Policy may subject me to discipline by the Company up to and including termination for cause.

Dated this _____ day of _______________

__________________________________________

Signature

__________________________________________

Print Name

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EXHIBIT A

SECTION 16 INDIVIDUALS

______________________________________________________________________________

WILLDAN GROUP, INC. DIRECTORS

Name

[REDACTED]

WILLDAN GROUP, INC. EXECUTIVE OFFICERS

[REDACTED]

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EXHIBIT B

DESIGNATED EMPLOYEES

[REDACTED]

EXHIBIT C

DESIGNATED CONSULTANTS

______________________________________________________________________________

Name

[REDACTED]

EXHIBT 19.1

APPLICATION AND APPROVAL FORM

FOR TRADING BY SECTION 16 INDIVIDUALS, DESIGNATED EMPLOYEES AND DESIGNATED CONSULTANTS

______________________________________________________________________________

Name
Title
Proposed Trade Date
Type of Security to be Traded
Type of Trade (Purchase/Sale)
Number of Shares to be Traded

Certification

I, ____________________________, hereby certify that (i) I am not in possession of any Material Nonpublic Information concerning the Company (as defined in the Company’s “Insider Trading Policy”) and (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934 and, if relied upon, Rule 144 under the Securities Act of 1933.  I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company up to and including termination for cause.

______________________________________________

SignatureDate

Review and Decision

The undersigned hereby certifies that the Insider Trading Compliance Committee has reviewed the foregoing application and

___ Approves__ Prohibits

the proposed trade(s).

Chief Financial OfficerDate

(or Designee)

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APPLICATION AND APPROVAL FORM

FOR TRADING IN HARDSHIP SITUATIONS

______________________________________________________________________________

Name
Title
Proposed Trade Date
Type of Security to be Traded
Type of Trade (Purchase/Sale)
Number of Shares to be Traded
Reason(s) for Trading:

Certification

I, ____________________________, hereby certify that (i) I am not in possession of any Material Nonpublic Information concerning the Company (as defined in the Company’s “Insider Trading Policy”) and (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934 and, if relied upon, Rule 144 under the Securities Act of 1933.  I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company up to and including termination for cause.

SignatureDate

Review and Decision

The undersigned hereby certifies that the Insider Trading Compliance Committee or the Chief Financial Officer (as applicable pursuant to the Company’s Insider Trading Policy) has reviewed the foregoing application and

_ Approves_ Prohibits

the proposed trade(s).

Chief Financial OfficerDate

(or Designee)